Exhibit 99.(k)(4)

EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT

FLOWSTONE OPPORTUNITY FUND

This EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT (the “Agreement”) is made as of the 1st day of April, 2026 by and between FlowStone Opportunity Fund, a Delaware statutory trust (the “Fund”) and FlowStone Partners, LLC, a Delaware limited liability company (the “Adviser”).

WITNESSETH:

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a non- diversified, closed-end, management investment company;

WHEREAS, the Adviser acts as investment adviser to the Fund pursuant to an Investment Management Agreement with the Fund dated as of the date hereof (the “Investment Management Agreement”), pursuant to which it is paid an investment management fee (the “Investment Management Fee”); and

WHEREAS, the Adviser and the Fund have entered into an Investment Advisory Fee Waiver Agreement, pursuant to which the Adviser has agreed to waive the payment of certain fees by the Fund required by the Investment Management Agreement.

NOW, THEREFORE, in consideration of the Fund engaging the Adviser pursuant to the Investment Management Agreement and other good and valuable consideration, the parties to this Agreement agree as follows:

1.             Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Fund’s Prospectus as currently in effect.

2.             The Adviser agrees to waive certain fees payable to it by the Fund, and to pay or assume expenses of the Fund (a “Waiver”) to the extent necessary so that the Total Annual Expenses of the Fund (excluding taxes, interest, brokerage commissions, other transaction-related expenses, any extraordinary expenses of the Fund, the Incentive Fee and any acquired fund fees and expenses) will not exceed 2.80% on an annualized basis for Class A Shares, 2.25% on an annualized basis of Class D Shares, 1.95% on an annualized basis for Class I Shares, and 1.95% on an annualized basis for Class M Shares (the “Expense Limit”).

3.             Unless sooner terminated by the Board of Trustees of the Fund (the “Trustees”) as provided in Paragraph 4 of this Agreement, this Agreement will have a term ending one (1) year from the date first written above. This Agreement will automatically renew for consecutive twelve-month terms thereafter, provided that such continuance is specifically approved at least annually by a majority of the Trustees.

4.             This Agreement may be terminated at any time, and without payment of any penalty, by the Trustees, on behalf of the Fund, upon thirty (30) days’ written notice to the Adviser. This Agreement may not be terminated by the Adviser without the consent of the Trustees.

5.             The Fund agrees to carry forward, for a period not to exceed (3) three years from the date on which a Waiver is made by the Adviser, all fees and expenses in excess of the Expense Limit that have been waived, paid or assumed by the Adviser, and to repay the Adviser such amounts, provided the Fund is able to effect such repayment and remain in compliance with the Expense Limit. To the extent that such repayment is due, it shall be made as promptly as possible. To the extent that the full amount of such waived amount or expense paid cannot be repaid as provided in the previous sentence within such applicable three-year period, such repayment obligation shall be extinguished.

6.             If this Agreement is terminated by the Fund, the Fund agrees to repay to the Adviser any amounts payable pursuant to Paragraph 5 that have not been previously repaid and, subject to the 1940 Act, such repayment will be made to the Adviser not later than (3) three years from the date on which a Waiver was made by the Adviser (regardless of the date of termination of this Agreement), so long as the Fund is able to effect such reimbursement and remain in compliance with the Expense Limit as if such Expense Limit was still in effect. If this Agreement is terminated by the Adviser, the Fund agrees to repay to the Adviser, any amounts payable pursuant to Paragraph 5 that have not been previously repaid and, subject to the 1940 Act, such repayment will be made to the Adviser not later than thirty (30) days after the termination of this Agreement, so long as the Fund is able to effect such reimbursement and remain in compliance with the Expense Limit as if such Expense Limit was still in effect.

7.             This Agreement will be construed in accordance with the laws of the state of Delaware and the applicable provisions of the 1940 Act. To the extent the applicable law of the State of Delaware, or any of the provisions in this Agreement, conflict with the applicable provisions of the 1940 Act, the applicable provisions of the 1940 Act will control.

8.             This Agreement constitutes the entire agreement between the parties to this Agreement with respect to the matters described in this Agreement and supersedes all prior agreements, understandings and arrangements to the extent relating to the subject matter of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first written above.

FLOWSTONE OPPORTUNITY FUND

By:	/s/ Richard Joseph
Name: Richard Joseph
Title: President

FLOWSTONE PARTNERS, LLC

By:	/s/ Nimisha Srivastava
Name: Nimisha Srivastava
Title: President